Release: September 19, 2016

CP responds to TSB report on LVVR implementation, calls on Minister of Transport to do more
Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) today joins the Transportation Safety Board (TSB) in calling for the Minister of Transport to implement Locomotive Voice and Video Recorders (LVVR) as soon as possible. CP reiterates, however, that the true value in LVVR technology lies in shaping behaviour and preventing accidents before they happen.
The TSB today released a study, Expanding the use of locomotive voice and video recorders in Canada, in which Kathy Fox, Chair of the TSB, noted that LVVR data should be “used in the context of a pro-active, non-punitive safety management system” as that would help “railways identify and mitigate risks before accidents occur."
“While I commend the TSB for the work they have done on this issue, today’s report does little to improve rail safety,” said Keith Creel, CP’s President and Chief Operating Officer. “I implore Minister Garneau to show political leadership by implementing LVVR as a preventative, proactive, behaviour-changing tool.”
CP has argued and will continue to argue that without a pre-emptive disciplinary option, LVVR would do little to improve safety.
“This technology needs to be implemented, but it needs to be used in a way that reinforces sound safety practices and rewards safe behaviours,” said Creel. “On one hand, the TSB is saying yes to accident prevention but on the other, it refuses to allow the railroad to take appropriate corrective action, including applying disciplinary consequences, in the event of unsafe behaviours.”
Opponents of taking this important step forward in rail safety are concerned about how railways would use the information. They say employees have a right to privacy while at work and recordings would be used for disciplinary purposes. CP is firmly of the view that the need to prevent accidents outweighs these concerns. CP is also prepared to implement procedures that would ensure LVVR information must be tightly controlled and only used within strict guidelines.
“Not allowing LVVR to be used proactively is like giving highway police officers radar guns but not permitting them to hand out speeding tickets,” Creel said. “Without consequences, unsafe behaviours would simply continue.”
CP uses LVVR technology in 15 of its locomotives in the U.S. The technology is also being used successfully by others in the U.S. with studies showing a 40-percent reduction in collisions per million miles travelled.
“The safety of our communities trumps personal privacy, plain and simple,” Creel said. “To put a finer point on what the TSB has issued today, I will say this: I would much rather prevent a death, than explain one.”
CP articulated its position on LVVR in its submission to the Canada Transportation Act Review Panel, available at: http://www.cpr.ca/en/about-cp-site/Documents/cp-cta-review-submission.pdf.
About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

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